Exhibit 99.1

Contact: J. Marc Lewis, Vice President-Investor Relations 305-406-1815 305-406-1886 fax marc.lewis@mastec.com

For Immediate Release

MasTec Announces Strong Second Quarter Revenue and

Earnings Growth

•	Record Quarterly Revenue Up 38%
•	Organic, Non-Acquisition, Revenue Growth of 32%
•	Fully Diluted Earnings per Share of 37 Cents
•	Adjusted EPS Up 19%
•	EBITDA Up 14%
•	2012 EPS Guidance Increased to $1.50

Coral Gables, FL (August 2, 2012) — MasTec, Inc. (NYSE: MTZ) today announced increased second quarter 2012 adjusted net income, earnings per share and EBITDA on record second quarter revenue.

Revenue for the second quarter ended June 30, 2012 was $992 million compared to $717 million for the second quarter of 2011, an increase of 38%. Organic, or non-acquisition, revenue growth was 32% for the second quarter, and was led by power generation/industrial, electrical transmission, oil and gas pipeline and facilities and install-to-the-home.

On a GAAP basis, second quarter of 2012 fully diluted earnings per share was $0.37 compared to $0.51 for the second quarter of 2011. Included in the 2011 second quarter GAAP results was a non-cash, after-tax gain of $17.7 million, or $0.20 per diluted share, from the remeasurement of the Company’s initial 2010 33% equity investment in EC Source, an electrical transmission construction company. Excluding the 2011 remeasurement gain, adjusted second quarter 2011 fully diluted earnings per share was $0.31, compared with $0.37 for the second quarter of 2012. The increase in adjusted EPS was 19%.

MasTec sold its DirecTV retail marketing company, DirectStar TV, LLC, for approximately $99 million in cash during the second quarter. Accordingly, the financial results for DirectStar have now been re-classified as discontinued operations for all periods presented in MasTec’s financial statements.

Second quarter 2012 EBITDA, or earnings before interest, taxes, depreciation and amortization, a non-GAAP measure, was $81 million compared to adjusted EBITDA of $71 million for the second quarter of 2011, which excludes the EC Source remeasurement gain. The increase in EBITDA was 14%.

The Company also announced the completion of its aggregate $150 million stock purchase plan that was authorized during the fourth quarter of 2011. MasTec completed the share repurchase plan on July 27, having repurchased a total of 9.47 million shares at an average purchase price of $15.84.

Jose R. Mas, MasTec’s Chief Executive Officer, commented, “MasTec had another good quarter. We have excellent revenue and earnings momentum as we move into our seasonally-stronger second half of the year. We continue to expect record revenue and earnings for 2012.”

C. Robert Campbell, MasTec’s Executive Vice President and CFO, added, “Our balance sheet and liquidity remain in great shape. While we have had growth in accounts receivable from a $275 million increase in quarterly revenue and a slight uptick in DSO’s versus the First Quarter, we have made significant progress on our wireless receivables catch-up as our DSO’s from our largest wireless customer have decreased by over 50 days since the end of 2011. We currently expect improved cash flow over the remainder of the year despite the continued high levels of revenue growth.”

MasTec is raising its 2012 total full year guidance to revenue of $3.55-3.60 billion, EBITDA of $325 million and fully diluted earnings per share of $1.50. The 2012 expected growth in revenue is 24-26%, adjusted EBITDA is 25% and adjusted fully diluted earnings per share is 40%. Consistent with prior communications, MasTec, on a non-GAAP basis, has adjusted downward its reported 2011 earnings by eliminating the EC Source remeasurement gain and the Teamster pension withdrawal liability charge. A reconciliation to GAAP-reported earnings is attached.

For the third quarter of 2012, the Company currently expects revenue of $950 million to $1 billion, EBITDA of $100 million and fully diluted earnings per share of $0.52, representing a 15-21% increase in revenue, a 25% increase in EBITDA and a 44% increase in fully diluted earnings per share, compared to the third quarter of 2011.

Management will hold a conference call to discuss these results on Friday, August 3, 2012 at 9:00 a.m. Eastern time. The call-in number for the conference call is (719) 457-2647 and the replay number is (719) 457-0820, with a pass code of 9919040. The replay will be available for 30 days. Additionally, the call will be broadcast live over the Internet and can be accessed and replayed through the Investors section of the Company’s website at www.mastec.com.

Summary financial statements for the quarters are as follows:

Condensed Unaudited Consolidated Statements of Operations

(In thousands, except per share amounts)

	For the Three Months Ended June 30,
	2012	2011
Revenue	$992,244	$716,947
Costs of revenue, excluding depreciation and amortization	872,152	615,998
Depreciation and amortization	21,940	18,504
General and administrative expenses	39,591	34,987
Interest expense, net	9,486	8,255
Gain on remeasurement of equity interest in acquiree	—	(29,041)
Other income, net	(360)	(525)

Income from continuing operations before provision for income taxes	$49,435	$68,769
Provision for income taxes	(19,639)	(26,966)

Income from continuing operations before non-controlling interests	$29,796	$41,803
Discontinued operations:
Income from discontinued operations, net of tax	$293	$2,682

Net income	$30,089	$44,485

Net loss attributable to non-controlling interests – continuing operations	(3)	(9)

Net income attributable to MasTec	$30,092	$44,494

Earnings per share:

Basic earnings per share:
Continuing operations	$0.37	$0.51
Discontinued operations	—	0.03

Total basic earnings per share	$0.37	$0.54

Basic weighted average common shares outstanding	80,249	82,753

Diluted earnings per share:
Continuing operations	$0.36	$0.48
Discontinued operations	—	0.03

Total diluted earnings per share	$0.37	$0.51

Diluted weighted average common shares outstanding	82,474	87,634

Condensed Unaudited Consolidated Balance Sheets

(In thousands)

	June 30, 2012	December 31, 2011
Assets
Current assets	$1,059,588	$822,817
Property and equipment, net	282,561	266,583
Goodwill and other intangibles, net	829,687	933,074
Securities available for sale	13,476	13,565
Other assets	42,010	52,691

Total assets	$2,227,322	$2,088,730

Liabilities and Shareholders’ Equity
Current liabilities	$719,740	$586,470
Deferred tax liabilities, net	112,120	122,614
Long-term debt	467,200	460,725
Other liabilities	112,592	107,714
Shareholders’ equity	815,670	811,207

Total liabilities and shareholders’ equity	$2,227,322	$2,088,730

Condensed Unaudited Consolidated Statements of Cash Flows

(In thousands)

	Six Months Ended June 30,
	2012	2011
Net cash (used in) provided by operating activities	$(19,150)	$5,394
Net cash provided by (used in) investing activities	56,900	(102,806)
Net cash used in (provided by) financing activities	(41,160)	629

Net decrease in cash and cash equivalents	(3,410)	(96,783)
Net effect of currency translation on cash	(56)	35
Cash and cash equivalents-beginning of period	20,280	177,604

Cash and cash equivalents-end of period	$16,814	$80,856

Reconciliation of Non-GAAP Disclosures-Unaudited

(In millions, except for percentages and per share amounts)

EBITDA and Adjusted EBITDA Reconciliation	Three Months Ended June 30, 2012		Three Months Ended June 30, 2011
	Total	Percent of Revenue	Total	Percent of Revenue

Income-continuing operations	$29.8	3.0%	$41.8	5.8%
Interest expense, net-continuing operations	9.5	1.0%	8.3	1.2%
Provision for income taxes-continuing operations	19.6	2.0%	27.0	3.8%
Depreciation & amortization-continuing operations	21.9	2.2%	18.5	2.6%

Earnings before interest, taxes, depreciation & amortization (EBITDA) and margin	80.9	8.2	95.5	13.3

Gain from remeasurement of equity interest in acquiree	—	0%	(29.0)	-4.1%

Adjusted EBITDA-continuing operations	$80.9	8.2%	$66.5	9.3%

Income-discontinued operations	0.3		2.7
Interest expense, net-discontinued operations	—		—
Provision for income taxes-discontinued operations	0.2		1.5
Depreciation & amortization-discontinued operations	0.1		0.1

EBITDA-discontinued operations	0.6		4.2

Adjusted EBITDA-total company	$81.4		$70.7

EBITDA Reconciliation	Guidance for Three Months Ended September 30, 2012		Three Months Ended September 30, 2011
	Total	Percent of Revenue	Total	Percent of Revenue
Income-continuing operations	$41.4	4.1-4.4%	$29.7	3.6%
Interest expense, net-continuing operations	9.6	1.0%	9.0	1.1%
Provision for income taxes-continuing operations	27.3	2.7-2.9%	18.3	2.2%
Depreciation and amortization-continuing operations	21.7	2.2-2.3%	19.8	2.4%

Earnings before interest, taxes, depreciation and amortization (EBITDA) and margin	100.0	10.0-10.5%	76.8	9.3%

Income-discontinued operations	—		2.1
Interest expense, net-discontinued operations	—		—
Provision for income taxes-discontinued operations	—		1.4
Depreciation and amortization-discontinued operations	—		0.1

EBITDA-discontinued operations	—		3.5

Adjusted EBITDA-Total Company	$100.0		$80.3

	Years Ended
EBITDA and Adjusted EBITDA Reconciliation	2012E	2011
Income-continuing operations	$117.3	$92.3
Interest expense, net-continuing operations	38.0	34.4
Provision for income taxes-continuing operations	77.7	59.6
Depreciation and amortization-continuing operations	85.9	74.9

Earnings before gain from remeasurement of equity interest in acquiree, interest, taxes, depreciation and amortization (EBITDA)	$318.9	$261.2

Gain from remeasurement of equity interest in acquiree	—	(29.0)
Multi-employer pension plan withdrawal plan	—	6.4

Adjusted EBITDA-continuing operations	318.9	238.6

Income-discontinued operations	3.7	13.7
Interest expense, net-discontinued operations	—	—
Provision for income taxes-discontinued operations	2.3	8.4
Depreciation and amortization-discontinued operations	0.1	0.3

EBITDA-discontinued operations	6.1	22.5

Adjusted EBITDA, Total Company	$325.0	$261.1

Adjusted Net Income and Adjusted EPS Reconciliation	Three Months Ended June 30, 2012	Three Months Ended June 30, 2011
Income-continuing operations before non-controlling interests	$29.8	$41.8
Gain from remeasurement of equity interest in acquiree	—	(17.7)

Adjusted income-continuing operations	29.8	24.1
Income-discontinued operations	0.3	2.7

Adjusted net income	$30.1	$26.8

Diluted earnings per share-continuing operations	$0.36	$0.48
Gain from remeasurement of equity interest in acquiree, per share	—	(0.20)

Adjusted earnings per share-continuing operations	0.36	0.28
Diluted earnings per share-discontinued operations	—	0.03

Adjusted Diluted earnings per share	$0.37	$0.31

Net Income and EPS Reconciliation	Three Months Ended September 30, 2012E	Three Months Ended September 30, 2011

Income-continuing operations before non-controlling interests	$41.4	$29.8
Income-discontinued operations	—	2.1

Net income	$41.4	$31.8

Diluted earnings per share-continuing operations	$0.52	$0.33
Diluted earnings per share-discontinued operations	—	0.02

Diluted earnings per share	$0.52	$0.36

	Years Ended
Net Income and Adjusted Net Income and EPS	2012E	2011

Income-continuing operations before non-controlling interests	$117.3	$92.3
Gain from remeasurement of equity interest in acquiree	—	(17.7)
Multi-employer pension plan withdrawal charge	—	3.9

Adjusted net income from continuing operations	117.3	78.5
Income-discontinued operations	3.7	13.7

Adjusted net income	$121.0	$92.2

Diluted earnings per share-continuing operations	$1.46	$1.07
Gain from remeasurement of equity interest in acquiree	—	(0.20)
Multi-employer pension plan withdrawal plan	—	0.05

Adjusted earnings per share-continuing operations	1.46	0.91
Diluted earnings per share-discontinued operations	0.04	0.16

Adjusted diluted earnings per share	$1.50	$1.07

Tables may contain slight summation differences due to rounding.

MasTec, Inc. is a leading infrastructure construction company operating mainly throughout North America across a range of industries. The Company’s activities include the engineering, building, installation, maintenance and upgrade of energy, communication and utility infrastructure, such as: electrical utility transmission and distribution, natural gas and petroleum pipeline infrastructure, wireless, wireline and satellite communications, wind farms, solar farms and other renewable energy, industrial infrastructure and water and sewer systems. MasTec’s customers are primarily in the utility, communications and government industries. The Company’s corporate website is located at www.mastec.com. Jose Mas, CEO of MasTec, has led the Company since April of 2007.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to a number of risks, uncertainties, and assumptions, including further or continued economic downturns, reduced capital expenditures, reduced financing availability, customer consolidation and technological and regulatory changes in the industries we serve; market conditions, technical and regulatory changes that affect us or our customers’ industries; our ability to accurately estimate the costs associated with our fixed-price and other contracts and performance on such projects; our ability to replace non-recurring projects with new projects; our ability to retain qualified personnel and key management, including from acquired businesses, enforce any noncompetition agreements, integrate acquired businesses within the expected timeframes and achieve the revenue, cost savings and earnings levels from such acquisitions at or above the levels projected; the impact of the American Recovery and Reinvestment Act of 2009 and any similar local or state regulations affecting renewable energy, electrical transmission, broadband and related projects and expenditures; the effect of state and federal regulatory initiatives, including costs of compliance with existing and future environmental requirements; our ability to attract and retain qualified managers and skilled employees; trends in oil and natural gas prices; increases in fuel, maintenance, materials, labor and other costs; fluctuations in foreign currencies; the timing and extent of fluctuations in geographic, weather, equipment and operational factors affecting the industries in which we operate; any material changes in estimates for legal costs or case settlements or adverse determinations on any claim, lawsuit or proceeding; the highly competitive nature of our industry; our dependence on a limited number of customers; the ability of our customers, including our largest customers, to terminate or reduce the amount of work, or in some cases prices paid for services on short or no notice under our contracts; the impact of any unionized workforce on our operations, including labor availability and relations; liabilities associated with multiemployer union pension plans, including underfunding and withdrawal liabilities, for our operations that employ unionized workers; any liquidity issues related to our securities held for sale; the adequacy of our insurance, legal and other reserves and allowances for doubtful accounts; any exposure related to our divested state Department of Transportation projects and assets; restrictions imposed by our credit facility, senior notes, convertible notes and any future loans or securities; the outcome of our plans for future operations, growth and services, including business development efforts, backlog, acquisitions and dispositions; any dilution or stock price volatility which shareholders may experience in connection with shares we may issue as consideration for earn-out obligations in connection with past or future acquisitions, or as a result of conversions of convertible notes or other stock issuances; as well as other risks detailed in our filings with the Securities and Exchange Commission. Actual results may differ significantly from results expressed or implied in these statements. We do not undertake any obligation to update forward-looking statements.